Exhibit 10.2

ST. PAUL TRAVELERS

EXECUTIVE OFFICER CAPITAL ACCUMULATION PROGRAM

RESTRICTED STOCK AWARD NOTIFICATION AND AGREEMENT

Participant:	Grant Date:
Number of Shares:
Vesting Date:

1. Grant of Restricted Stock. This restricted stock award (“Award”) is granted pursuant to the St. Paul Travelers Companies, Inc. 2004 Stock Incentive Plan (the “Plan”), by The St. Paul Travelers Companies, Inc. (the “Company”) to you, an employee (the “Participant”).  The Company hereby grants to the Participant an Award of the number of shares of restricted Company common stock, no par value (“Common Stock”) set forth above, pursuant to the Plan, as it may be amended from time to time and subject to the terms, conditions, and restrictions set forth herein.

2. Terms and Conditions. The terms, conditions, and restrictions applicable to the Award are specified in this award notification and agreement, the Plan, the prospectus dated September 15, 2004 (titled “Your St. Paul Travelers Capital Accumulation Program”), and any applicable prospectus supplement (together, the “Prospectus”).  The terms, conditions and restrictions in the Prospectus include, but are not limited to, provisions relating to amendment, vesting, and cancellation, all of which are hereby incorporated by reference into this award notification and agreement to the extent not otherwise set forth herein. The terms, conditions and restrictions in this award notification and agreement, the Prospectus, and the Plan constitute the Award agreement between the Participant and the Company (“Agreement”). By accepting the Award, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.

The Participant understands that the Award and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Award is contingent, and depends on the future market price of the Common Stock, among other factors.  The Participant further confirms his or her understanding that the Award is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be canceled if vesting conditions are not satisfied.  Thus, Participant understands that (a) any monetary value assigned to the Award in any communication regarding the Award is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of the Award or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; and (c) vesting may be subject to confirmation and final determination by the Company’s Board of Directors or a committee of the Board that conditions to vesting have been satisfied.

3. Transfer Restrictions and Vesting.  The shares of Common Stock of the Award are subject to the transfer restrictions set forth in the Prospectus including, without limitation that the Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of any of the Award shares until these restrictions lapse.  The Award shall vest in full, and the restrictions shall terminate on the Award shares, on the Vesting Date set forth above, provided the Participant remains continuously employed by the Company or one of its subsidiaries, and any other terms and conditions are satisfied. Shares of Common Stock will be delivered to the Participant as soon as practicable after the Award has vested.

4. Termination of, and Breaks in, Employment.  The terms and conditions set forth on Exhibit A hereto shall apply with respect to terminations of, and breaks in, employment.

5. Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may  desire or be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the

Participant may be via a Company e-mail system or by reference to a location on a Company intranet or internet site to which Participant has access.

6. Administration. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for the Company or the subsidiary employing the Participant to transfer certain Participant data to the Company, its subsidiaries, outside service providers, or governmental agencies.  By accepting this Award, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of his or her personal data to such entities for such purposes.

7. Entire Agreement; No Right to Employment. The Agreement constitutes the entire understanding between the parties hereto regarding the Award and supersedes all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.  Nothing contained herein, in the Plan, or in the Prospectus shall confer upon the Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

8. Arbitration; Conflict.  Any disputes under this Agreement shall be resolved by arbitration in accordance with the Company’s arbitration policies. In the event of a conflict between the Plan and this grant notification and agreement, or the terms, conditions, and restrictions of the Award as specified in the Prospectus, the Plan shall control.

9. Acceptance and Agreement by Participant. By signing below, or by accepting this agreement in an electronic format prescribed by the Company, Participant accepts the Award and agrees to be bound by the terms, conditions, and restrictions set forth in the Prospectus, the Plan, this notification and agreement, and the Company’s policies, as in effect from time to time, relating to the Plan

THE ST. PAUL TRAVELERS COMPANIES, INC	PARTICIPANT’S ACCEPTANCE

By:

Its duly authorized officer	Participant’s Signature

EXHIBIT A

To St. Paul Travelers Executive Officer Capital Accumulation Program Restricted Stock Award Notification and Agreement

When you leave the Company

References to “you” or “your” are to the Participant

If you terminate your employment or if there’s a break in your employment, your Awards may be canceled before the end of the vesting term and the vesting of your Awards may be affected.

The provisions in the chart below apply to Awards made under the Plan. Additional rules for vesting apply in cases of termination if you satisfy certain age and years of service requirements (“Retirement Rule”) set forth below.

If you:	Here’s what happens to Your Restricted Shares:
Resign, or retire (and do not meet the Retirement Rule)	Vesting stops, and outstanding unvested restricted shares will be cancelled on the termination date.

Become disabled (as defined under the Company’s applicable long-term disability plan)

During the first 12 months of approved disability, outstanding unvested restricted share Awards will continue to vest on schedule. If you are still on an approved disability after 12 months, all outstanding unvested restricted share Awards will vest immediately and the shares will be distributed to you as soon as practical thereafter.

Take an approved personal leave of absence

The vesting of outstanding unvested restricted share Awards will continue during the first three months of an approved personal leave of absence. Once the approved leave of absence exceeds three months, vesting is suspended until you return to work and remain actively employed for 30 calendar days thereafter at which time vesting will be restored retroactively. If you terminate employment during the leave for any reason, the applicable termination provisions will apply. If leave exceeds one year, all restricted share Awards will be canceled.

Are on an approved family leave, medical leave, dependent care leave, military leave, or other statutory leave of absence	Outstanding unvested restricted share Awards will continue to vest while you are on an approved leave.

Die	Outstanding unvested restricted share Awards will vest immediately and the shares will be distributed to your estate as soon as practical thereafter.

Are terminated involuntarily other than under the Company’s applicable separation pay plan, or any successor or comparable arrangement.	Vesting stops and all outstanding unvested restricted share Awards are cancelled on the termination date.

Are terminated involuntarily under the Company’s applicable separation pay plan or any successor or comparable arrangement

For an Award granted under CAP, on the termination date, the Base Shares (as defined below), and a pro-rated portion of the Premium Shares (as defined below), will vest, and the shares will be distributed to you as soon as practicable thereafter. The pro-rated portion of the Premium Shares that will vest is calculated based on the number of days worked in the vesting period divided by the total number of days in the vesting period. All remaining unvested Premium Shares will be forfeited on the termination date.

As used herein, (i) “Base Shares” means the number of shares of restricted Common Stock granted to you that is equal to twenty-five percent (25%) of the pre-tax value of your discretionary annual cash incentive divided by the fair market value of the Common Stock on the date of the grant; and (ii) “Premium Shares” means the Base Shares multiplied by 11.1%.

Retirement Rule

If, as of your termination date, you are at least (i) age 65, (ii) age 62 with one or more full years of service, or (iii) age 55 with 10 or more full years of service, then you meet the “Retirement Rule.”  If you are terminated under the Company’s applicable separation pay plan or any successor or comparable arrangement, if any, your termination date for purposes of determining whether you qualify under the Retirement Rule is your last day of active employment with the Company.

The Retirement Rule does not apply if you were involuntarily terminated for gross misconduct or for cause.  If you retire and do not meet the Retirement Rule, you will be considered to have resigned

If you:

Meet the Retirement Rule

Outstanding unvested restricted share Awards will continue to vest and the shares will be distributed at the end of the vesting period for each Award, provided that you do not engage in any activities that compete with the business operations of the Company.

If you meet the Retirement Rule and are terminated involuntarily, you are not subject to this competition provision, and outstanding restricted share Awards will vest and the shares will be distributed as soon a practicable following the termination date.

Before restricted shares are issued to you, you will be asked to certify to the Company that you have not engaged in any activities that compete with the business operations of the Company since you retired, and provide such other evidence as the Company may require. The purpose of the special Retirement Rule is to allow those employees who leave the Company for lifestyle reasons associated with retirement to continue to vest in their outstanding restricted share Awards, and this purpose is not served in those situations where an employee “retires” and then competes with the Company.

Notes to the termination provisions

•                  In any instance where the vesting of restricted stock Award extends past the termination of your employment, either pursuant to the terms of the grant or by action of a Committee of the Company’s Board of Directors, your Award will be canceled if, in the determination of the Committee, you engage in conduct that:

•                  Is in material competition with the Company’s business operations or

•                  Breaches your duty of loyalty or is materially injurious to the Company, monetarily or otherwise.

The Company may change the provisions or the policies described in the termination provisions above at any time.  The Company may specify other actions that may result in the cancellation of your Award for events that occur either while you are still employed or after your employment terminates.